                            ASSET PURCHASE AGREEMENT


                                     among


                         EARTH AND OCEAN SPORTS, INC.,


                          a Massachusetts corporation


                                 ("PURCHASER"),


                          O'BRIEN INTERNATIONAL, INC.,


                            a Washington corporation


                                  ("SELLER"),


                                      and


                         MERIDIAN SPORTS INCORPORATED,


                             a Delaware corporation


                                   ("PARENT")


                              Date: July 31, 1997

                       TABLE OF CONTENTS

                                                                         Page

                           ARTICLE I
                          DEFINITIONS

 1.1         Definitions....................................................1

                           ARTICLE II
                  SALE AND PURCHASE OF ASSETS

 2.1         Purchase of Assets........................................... 11
 2.2         Excluded Assets.............................................. 13
 2.3         Assumed Liabilities.......................................... 14
 2.4         Closing...................................................... 15
 2.5         Payment of Purchase Price.................................... 15
 2.6         Consistent Treatment......................................... 19
 2.7         Procedures for Purchased Assets Not
             Transferable................................................. 19

                          ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

 3.1         Due Incorporation; Subsidiaries.............................. 20
 3.2         Due Authorization............................................ 20
 3.3         Consents and Approvals....................................... 20
 3.4         Financial Statements......................................... 21
 3.5         No Adverse Effects or Changes................................ 21
 3.6         Title to Properties.......................................... 22
 3.7         Real Property................................................ 23
 3.8         Personal Property............................................ 25
 3.9         Inventories.................................................. 25
 3.10        No Third Party Options....................................... 26
 3.11        Intellectual Property........................................ 26
 3.12        Contracts.................................................... 27
 3.13        Permits...................................................... 30
 3.14        Insurance.................................................... 30
 3.15        Employee Benefit Plans and Employment
             Agreements................................................... 30
 3.16        Employees.................................................... 32
 3.17        Taxes........................................................ 33
 3.18        No Defaults or Violations.................................... 33
 3.19        Environmental Matters........................................ 34
 3.20        Litigation; Product Liabilities.............................. 35
 3.21        Related Parties.............................................. 36
 3.22        Intercompany Services and Transactions....................... 36
 3.23        Product Warranties........................................... 36
 3.24        Brokers...................................................... 36
 3.25        Customers and Suppliers...................................... 37

                                                                          Page

 3.26        Disclosure................................................... 37
 3.27        Accounts Payable............................................. 37

                           ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF PURCHASER

 4.1         Due Incorporation............................................ 38
 4.2         Due Authorization............................................ 38
 4.3         Consents and Approvals....................................... 38
 4.4         Brokers...................................................... 39

                           ARTICLE V
                           COVENANTS

 5.1         Noncompetition; Confidentiality.............................. 39
 5.2         Existence of Seller.......................................... 40
 5.3         Use of Name.................................................. 40
 5.4         Product Liability............................................ 40
 5.5         Employees and Employee Benefits.............................. 41
 5.6         Access....................................................... 46
 5.7         Collection of Accounts Receivable............................ 46
 5.8         Production of Witnesses and Individuals...................... 50
 5.9         Environmental Matters........................................ 51

                           ARTICLE VI
                        INDEMNIFICATION

 6.1         Survival..................................................... 51
 6.2         Indemnification by Parent and Seller......................... 52
 6.3         Indemnification by Purchaser................................. 52
 6.4         Claims....................................................... 53
 6.5         Third Party Claims; Assumption of De-
             fense........................................................ 54

                          ARTICLE VII
                         MISCELLANEOUS

 7.1         Expenses..................................................... 55
 7.2         Amendment.................................................... 55
 7.3         Notices...................................................... 55
 7.4         Effect of Investigation...................................... 56
 7.5         Waivers...................................................... 56
 7.6         Counterparts................................................. 57
 7.7         Interpretation............................................... 57
 7.8         Applicable Law............................................... 57
 7.9         Binding Agreement............................................ 57
 7.10        No Third Party Beneficiaries................................. 58
 7.11        Publicity.................................................... 58

                                                                           Page

 7.12        Further Assurances............................................ 58
 7.13        Severability.................................................. 59
 7.14        Remedies Cumulative........................................... 59
 7.15        Liability of Parent and Seller................................ 59
 7.16        Allocation of Taxes........................................... 59
 7.17        Forum......................................................... 59
 7.18        Assignment.................................................... 60
 7.19        Entire Understanding.......................................... 60

EXHIBITS

A  - Bill of Sale and Assignment
B  - Assumption Agreement
C  - Intellectual Property Assignments

SCHEDULES

1.1(e)          -     Permitted Exceptions -- Liens
1.1(f)          -     Permitted Exceptions -- Liens to be
                        Released at Closing
2.1(k)          -     Bank Accounts
2.2(a)          -     Excluded Assets -- Contracts and
                        Agreements
2.5(b)          -     Fixed Assets Memo
2.6             -     Purchase Price Allocations
3.1             -     Jurisdictions
3.3             -     Consents and Approvals
3.3(a)          -     Consents and Approvals Not Received as of
                        the Closing Date
3.4             -     Financial Statements
3.5             -     No Adverse Effects or Changes
3.6             -     Title to Properties -- Personal and Real
                        Property Leases
3.7(a)          -     Real Property -- Owned Real Property
                        and Leases
3.7(b)          -     Real Property -- Outstanding Payments Relat-
                      ed to Real Property
3.7(c)          -     Real Property -- Maintenance
3.8(a)          -     Personal Property -- Equipment and
                        Vehicles
3.8(b)          -     Personal Property -- Tooling
3.11            -     Intellectual Property
3.11(a)         -     Intellectual Property - Trademark Licenses
3.11(b)         -     Intellectual Property - Patent and Trade-
                        mark Disputes
3.12            -     Contracts
3.12(b)         -     Contracts -- Not in the Ordinary Course
3.13            -     Permits
3.14            -     Insurance
3.15(a)         -     Employee Benefit Plans and Employment
                        Agreements
3.15(b)         -     Employee Benefit Plans and Employment
                        Agreements -- Exception to "Employee
                        Pension Benefit Plan" Qualifications
3.16            -     Employees
3.18            -     No Defaults of Violations
3.19            -     Environmental Matters
3.20(a)         -     Litigation
3.20(b)         -     Product Liability
3.21            -     Related Parties
3.22            -     Intercompany Services
3.23            -     Product Warranties
3.25            -     Customers and Suppliers
3.27            -     Accounts Payable
4.3             -     Purchaser Consents and Approvals
5.1             -     Subsidiaries of Parent
5.7(b)          -     AR Reconciliation

                            ASSET PURCHASE AGREEMENT


                  THIS AGREEMENT is made as of the 31st day of July, 1997, by and among Earth and Ocean Sports, Inc., a Massachusetts corporation ("PURCHASER"), O'Brien International, Inc., a Washington corporation ("SELLER"), and Meridian Sports Incorporated, a Delaware corporation ("PARENT"). Certain capitalized terms used herein are defined in Article I below.

                              W I T N E S S E T H:

                  WHEREAS, Purchaser wishes to purchase from Seller, and Seller desires to sell to Purchaser, all of the Purchased Assets (as defined below).

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

                  1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

                  "ACCOUNTS PAYABLE" shall have the meaning set forth in
Section 3.27 hereof.

                  "ACTIVE EMPLOYEE" shall have the meaning set forth in
Section 5.5 hereof.

                  "AFFILIATE" shall mean, with respect to any specified Person,
(a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (b) any other Person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class or series of equity securities of the specified Person or a Person described in clause (a) of this paragraph, or (c) any other Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class or series of equity securities.

                  "AGREEMENT" shall mean this Asset Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

                  "AMENDED ARTICLES OF INCORPORATION" shall mean the Articles of Incorporation, as amended, of Seller, as in effect on the date hereof.

                  "AR NOTICE" shall have the meaning set forth in Section 5.7 hereof.

                  "AR RECONCILIATION" shall have the meaning set forth in
Section 5.7 hereof.

                  "ASSUMED LIABILITIES" shall have the meaning set forth in
Section 2.3 hereof.

                  "ASSUMPTION AGREEMENT" means the Assumption Agreement, to be dated the Closing Date, substantially in the form of Exhibit B hereto.

                  "BENEFIT ARRANGEMENT" shall have the meaning set forth in
Section 3.15 hereof.

                  "BILL OF SALE AND ASSIGNMENT" means the Bill of Sale and Assignment, to be dated the Closing Date, substantially in the form of Exhibit A hereto.

                  "BUSINESS" shall mean the business conducted by Seller as of the date of this Agreement and during the one (1) year period prior to the date hereof, including, without limitation, the manufacture and marketing of water skis, wake boards, knee boards and related towable water sports products and accessories.

                  "BUSINESS DAY" shall mean any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York City generally are closed for business.

                  "BY-LAWS" shall mean the By-laws of the Seller, as in effect on the date hereof.

                  "CASH" shall have the meaning set forth in Section 2.1 hereof.

                  "CLOSING" shall mean the consummation of the transactions contemplated herein.

                  "CLOSING DATE" shall mean the date on which the Closing occurs or is to occur.

                  "CLOSING DATE STATEMENT OF NET TANGIBLE EQUITY" shall have the meaning set forth in Section 2.5 hereof.

                  "CLOSING NET TANGIBLE EQUITY" shall have the meaning set forth in Section 2.5 hereof.

                  "CLOSING SCHEDULE" shall have the meaning set forth in
Section 2.5 hereof.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  "CONTRACT" shall mean any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

                  "CREDIT AGREEMENT" shall mean the Revolving Credit and Security Agreement, dated as of March 17, 1997, between BNY Financial Corporation and Seller.

                  "DEUTSCHE FINANCING AGREEMENT" shall have the meaning set forth in Section 3.12 hereof.

                  "EMPLOYEE PENSION BENEFIT PLAN" shall have the meaning set forth in Section 3.15 hereof.

                  "EMPLOYEE PLAN" shall have the meaning set forth in
Section 3.15 hereof.

                  "ENVIRONMENTAL LAW" shall mean any applicable Laws pertaining to (a) the protection of the environment (including air, surface water, ground water, land surface or subsurface strata), or the protection of natural resources; (b) the treatment, storage, disposal, generation, transportation or Release of Hazardous Substances; (c) the protection of wetlands; (d) underground or other storage tanks or vessels, abandoned or discarded barrels, containers and other closed receptacles; and including (e) the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C.
Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15

U.S.C. Section 7401 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the regulations promulgated pursuant to any of the foregoing, and any such applicable foreign, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date.

                  "ENVIRONMENTAL PERMIT" shall mean any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

                  "EQUIPMENT" shall have the meaning set forth in
Section 2.1 hereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" shall have the meaning set forth in
Section 3.15 hereof.

                  "ESTIMATED NET TANGIBLE EQUITY" shall have the meaning set forth in Section 2.5 hereof.

                  "EXCLUDED ASSETS" shall have the meaning set forth in
Section 2.2 hereof.

                  "FINAL BALANCE SHEET" shall have the meaning set forth in
Section 2.5 hereof.

                  "FINANCIAL STATEMENTS" shall mean, collectively, Seller's audited balance sheet at December 31, 1996, audited statement of operations, audited statement of stockholder's equity, and audited statement of cash flows, each for the twelve (12) month period ended Decem-ber 31, 1996, the respective notes thereto, and the Interim Financial Statements.

                  "GAAP" shall mean U.S. generally accepted accounting principles in effect on the date hereof.

                  "GOVERNMENTAL AUTHORITY" shall mean the government of the United States or any foreign country, any state or political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, agency, instrumentality or administrative body of any of the foregoing.

                  "HAZARDOUS SUBSTANCE" shall mean any substance, material or waste which is regulated under any provision of any Environmental Law.

                  "INACTIVE EMPLOYEES" shall have the meaning set forth in
Section 5.5 hereof.

                  "INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 2.1 hereof.

                  "INTELLECTUAL PROPERTY ASSIGNMENTS" shall mean the assignments of the Intellectual Property, to be dated the Closing Date, substantially in the form of Exhibit C hereto.

                  "INTERIM FINANCIAL STATEMENTS" shall mean, collectively, Seller's unaudited statement of operations and unaudited statement of cash flows, each for the five (5) month period ended May 31, 1997, the unaudited balance sheet at May 31, 1997 (the "INTERIM BALANCE SHEET"), and the respective notes thereto.

                  "INVENTORIES" shall have the meaning set forth in Section 2.1 hereof.

                  "IRS" shall have the meaning set forth in Section 5.5 hereof.

                  "LAW" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated or entered into, agreed to or imposed by any Governmental Authority.

                  "LEASED PREMISES" shall mean the property subject to the Leases.

                  "LEASES" shall mean the leases described on Schedule 3.7(a) hereto.

                  "LENDER" shall mean the financial institution granted Liens against the Purchased Assets pursuant to the Credit Agreement.

                  "LIEN" shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, claim, easement, encroachment or encumbrance.

                  "LOSS" or "LOSSES" shall mean all liabilities, losses (excluding consequential damages), costs, claims, damages, penalties and expenses (including reasonable attorneys' fees and expenses and reasonable investigation and litigation costs incurred in relation to the indemnified matter or in enforcing such indemnity).

                  "MATERIAL ADVERSE CHANGE" shall mean a change in the business, operations, assets, liabilities, results of operations, cash flows or financial condition of Seller or the Business, which could reasonably be expected to be materially adverse, other than the adverse reaction of any customer or supplier of Seller to the fact that Purchaser is acquiring the Purchased Assets.

                  "MATERIAL CONTRACTS" shall mean the Contracts to which Seller is a party or to which its assets are subject, all of which are listed, described or required to be listed or described in Section 3.12 of this Agreement or any schedule thereto except Contracts calling for aggregate payments of less than $25,000.

                  "MULTIEMPLOYER PLAN"  shall have the meaning set forth in
Section 3.15 hereof.

                  "NET TANGIBLE EQUITY" shall mean the tangible assets included in the Purchased Assets reduced by the amount of the Assumed Liabilities, as at the date of determination, determined in accordance with Section 2.5 hereof.

                  "OUT OF SEASON GOODS" shall have the meaning set forth in
Section 2.5 hereof.

                  "PARENT SAVINGS PLAN" shall have the meaning set forth in
Section 3.15 hereof.

                  "PERMITS" shall have the meaning set forth in Section 2.1 hereof.

                  "PERMITTED EXCEPTIONS" shall mean (a) easements, covenants, rights-of-way, claims and other encumbrances of record specifically disclosed on the Title Report, (b) zoning, building and other similar governmental restrictions applicable to the Real Property, (c) any conditions shown on the Survey, (d) Taxes and general and special assessments not yet due and payable and not in default on the date of determination and payable without penalty and interest, (e) Liens set forth on Schedule 1.1(e) hereto, (f) Liens set forth on
Schedule 1.1(f) hereto, provided that such Liens shall be released on or prior to the Closing Date and shall not constitute Per-mitted Exceptions following the Closing Date, and (g) in the case of tangible personal property, those irregularities in title that do not, individually or in the aggregate, materially detract in any way from the value of, or impair in any way the use by Purchaser of, such tangible personal property.

                  "PERSON" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, Governmental Authority or other entity.

                  "POST-CLOSING ENVIRONMENTAL CONDITIONS" shall mean (i) any environmental liability at the Real Property or the Leased Premises arising from acts or omissions first occurring after the Closing Date and (ii) any liability under any Environmental Law caused by the shipment of Hazardous Substances following the Closing Date from the Real Property or the Leased Premises.

                  "PRE-CLOSING ENVIRONMENTAL CONDITIONS" shall mean any liability under any Environmental Laws (i) relating to off-site disposal of Hazardous Substances from the Real Property or from any property leased, or previously owned or leased, by Seller, (ii) relating to conditions disclosed on
Schedule 3.19 hereto, or (iii) caused by Seller, or any condition at the Real Property, or from any property leased, or previously owned or leased, by Seller, consisting of the presence or Release on or prior to the Closing Date of Hazardous Substances on, under or emanating from the Real Property or from any property leased, or previously owned or leased, by Seller, arising from or related to conditions or circumstances existing, or actions taken, on or before the Closing Date, that are discovered by Purchaser and disclosed to Seller within four (4) years after the Closing Date in accordance with Section 5.9 hereof.

                  "PRIME RATE" shall have the meaning set forth in Section 2.5 hereof.

                  "PURCHASE PRICE" shall have the meaning set forth in
Section 2.5 hereof.

                  "PURCHASED ASSETS" shall have the meaning set forth in
Section 2.1 hereof.

                  "PURCHASER SAVINGS PLAN" shall have the meaning set forth in
Section 5.5 hereof.

                  "PURCHASER'S AUDITORS" shall have the meaning set forth in
Section 2.5 hereof.

                  "PURCHASER'S PLANS" shall have the meaning set forth in
Section 5.5 hereof.

                  "REAL PROPERTY" shall mean all of Seller's right, title and interest in and to the premises owned by Seller, identified on Schedule 3.7(a) hereto, together with all rights, privileges, appurtenances and easements pertaining thereto, and all buildings, plants, facilities, fixtures, structures, improvements and other real property situated or located at such location.

                  "RECEIVABLE" shall mean each individual account receivable included in Receivables.

                  "RECEIVABLES" shall have the meaning set forth in Section 2.2 hereof.

                  "REFEREE" shall have the meaning set forth in Section 2.5 hereof.

                  "RELEASE" shall mean any release, spill, efflu-ent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or movement through or in the air, soil, surface water or ground water or other property.

                  "REMEDIAL ACTION" shall mean all actions, including any studies, investigations, capital expenditures and/or operational expenditures, required by a Governmental Authority or required under any Environmental Law, to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances or other substance in the environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substances so it does not endanger or threaten to endanger the public health or environment; or (c) bring a Person into compliance with any Environmental Law.

                  "SAVINGS TRANSFER DATE" shall have the meaning set forth in
Section 5.5 hereof.

                  "SCHEDULE OF ESTIMATED NET TANGIBLE EQUITY" shall have the meaning set forth in Section 2.5 hereof.

                  "SEC" shall have the meaning set forth in
Section 3.3 hereof.

                  "SELLER ASSIGNED CONTRACTS" shall have the meaning set forth in Section 2.1 hereof.

                  "SELLER'S AUDITORS" shall have the meaning set forth in
Section 2.5 hereof.

                  "SELLER'S LIABILITIES" shall mean all debts, claims, obligations or other liabilities of Seller or any of its Affiliates, absolute or contingent, known or unknown, including, without limitation:

                  (a) all liabilities with respect to any Taxes, including state, local or federal Taxes (including interest, penalties and additions to such Taxes) for, or properly attributable to, any periods ending on or prior to the Closing Date (including, with respect to any taxable period that includes but does not end on the Closing Date, Taxes with respect to the portion of such period that includes and ends on the Closing Date calculated as if such taxable period ended at the consummation of the Closing on the Closing Date), including any Taxes payable by Seller as a result of the consummation of the transactions contemplated by this Agreement (except to the extent that Purchaser expressly assumes responsibility for taxes pursuant to
         Section 7.1 hereof);

                  (b) subject to the provisions of Section 5.9 hereof, all liabilities arising from Pre-Closing Environmental Conditions;

                  (c) all accounts payable not constituting Assumed Liabilities and all liabilities for borrowed funds;

                  (d) all liabilities (i) retained by Seller pursuant to this Agreement or (ii) under any Excluded Asset;

                  (e) all liabilities and obligations for product liability matters to the extent that Seller retains such liabilities and obligations pursuant to Section 5.4(a) hereof; and

                  (f) all liabilities relating to any litigation pending as of the Closing Date against Seller including, without limitation, the matters set forth on Schedule 3.20(b) hereto, except for litigation
         (i) described on Schedule 3.20(a) hereto and (ii) to the extent arising out of warranty claims insofar as such warranty claims are assumed by Purchaser under Section 2.3(b) hereof or other claims for which accruals are provided on the Closing Schedule.

                  "SUBSIDIARY" shall mean with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly, through subsidiaries or otherwise, beneficially owned by such Person.

                  "SURVEY" shall mean the survey for the Real Property dated February 25, 1997 and prepared by Triad Associates.

                  "TAX RETURN" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

                  "TAXES" shall mean all taxes, charges, fees, duties (including customs duties), levies or other general or special assessments, including without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

                  "TITLE REPORT" shall mean the title policy for the Real Property issued by Chicago Title Insurance Company, dated July 23, 1997, and bearing commitment number 485130.

                  "TOOLING" shall have the meaning set forth in Section 2.1 hereof.

                  "TRANSFERRED EMPLOYEES" shall have the meaning set forth in
Section 5.5 hereof.

                  "VEHICLES" shall have the meaning set forth in Section 2.1 hereto.

                                   ARTICLE II
                          SALE AND PURCHASE OF ASSETS

                  2.1 Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, the Purchased Assets. The "PURCHASED ASSETS" shall mean all assets of Seller at the Closing Date other than the Excluded Assets, wherever located and in whatever form, real, personal, tangible or intangible, including, without limitation, all of Seller's right, title and interest in and to the following:

                  (a) The Real Property;

                  (b) Equipment. All machinery, equipment, furniture, telephones, spare and replacement parts, supplies, maintenance equipment, computer equipment, materials and other personal property located or usually located at the Real Property or the Leased Premises or otherwise used in connection with or necessary to the Business (collectively, the "EQUIPMENT"), including the Equipment described on
         Schedule 3.8(a) hereto;

                  (c) Vehicles. All trucks, trailers, automobiles and other vehicles of Seller used in connection with the Business (collectively, the "VEHICLES"), including the Vehicles described on
         Schedule 3.8(a) hereto;

                  (d) Inventories. All inventories, wherever located, including all raw materials, work in process, finished goods and supplies inventories (the "INVENTORIES");

                  (e) Information and Records. All records, files, notebooks, confidential and nonconfidential information (including electronic information), price lists, marketing information, sales records, customer lists and files (including customer credit and collection information), legal and accounting records, personnel and labor relations records, employee benefits and compensation plans and records, environmental control, monitoring and test records, plats and surveys of the Real Property, plans and designs of buildings, structures, fixtures and equipment, tax records, historical and financial records and files, and all other proprietary information related to, or used in connection with, the Business;

                  (f) Intellectual Property. The name "O'Brien" and any derivation thereof, and all tradenames, trade dress, corporate names and logos, trademarks, service marks, patents, copyrights (and any registrations with any Governmental Authority of, and applications for registration pending with respect to, any of the foregoing), trade secrets, mask works, technology, inventions, processes, designs, know-how, computer software and data, formulas, prototypes, enhancements, improvements, or other tangible work product or technology or process developed, created or otherwise acquired in connection with the design, research and development, market research or marketing of products of the Business, goodwill, any licenses related to any of the foregoing, to the extent assignable, and all other intangible intellectual property assets related to the Business, including (without limitation) those items described on Schedule 3.11 hereto, including such rights to sue and recover for past infringement or misappropriation thereof, whether presently pending or not, and to receive all income, royalties, damages and payments for past and future infringements thereof (collectively, the "INTELLECTUAL PROPERTY");

                  (g) Permits. To the extent assignable, all licenses, permits, variances, interim permits, permit applications, approvals or other authorizations under any Law applicable to the Business or otherwise required in connection with the Business or the ownership or operation of the Purchased Assets, including those listed on Schedule 3.13 hereto (the "PERMITS");

                  (h) Contracts. All contracts of the Seller related to the Business ("SELLER ASSIGNED CONTRACTS"), including, without limitation, all contracts set forth on Schedule 3.12 hereto, the Leases set forth on Schedule 3.7(a) hereto (for which Purchaser and Seller agree no consideration is being given with respect thereto), the leases set forth on Schedule 3.6 hereto, all marketing or promotional contracts, all contracts for the purchase of goods, services and materials entered into in the ordinary course of the Business, all contracts for the sale of goods or services entered into in the ordinary course of the Business and all customer deposits relating thereto, the Deutsche Financing Agreement listed on Schedule 3.12 hereto and the retention agreements listed on Schedule 3.15(a) hereto;

                  (i) Tooling. All tools, dies, molds, plugs and castings (collectively, the "TOOLING") used in connection with the Business, including, without limitation, the Tooling described on Schedule 3.8(b) hereto;

                  (j) Phone Numbers. All phone numbers and facsimile numbers used in the Business;

                  (k) Cash. All of Seller's cash and cash equivalents on hand including all cash held in the bank accounts of Seller, all of which are listed on Schedule 2.1(k) hereto, and all petty cash located at operating facilities of the Business ("CASH"); and

                  (l) Other Assets. To the extent not included in the foregoing, any assets which were included in the Interim Balance Sheet and all other assets of Seller (except for Excluded Assets), including the Seller Assigned Contracts and any warranties or other rights, claims, demands or causes of action relating to the Purchased Assets.

                  2.2 Excluded Assets. Notwithstanding the foregoing, Seller shall not assign and transfer, and Purchaser shall not take assignment of (a) any Contract or agreement listed on Schedule 2.2(a) hereto, (b) all books and records of Seller to the extent related to the other Excluded Assets (other than the books and records relating to the Receivables, to which Seller hereby grants Purchaser the right to use and maintain such books and records as contemplated by this Agreement) or the Seller's Liabilities and not to the Purchased Assets or Assumed Liabilities, (c) all claims of Seller for refunds, credits, carrybacks or carryforwards in connection with any Taxes for tax periods ending on or prior to the Closing Date and the proceeds thereof, (d) all insurance policies, binders and related prepaid expenses and any amounts receivable in respect of such insurance policies, (e) all rights, claims, demands and causes of action which Seller or any of its Affiliates may have against any Person to the extent related to any of the Seller's Liabilities or any Excluded Assets, including all proceeds remitted to Seller or any of its Affiliates from claims, rights, demands and causes of action with respect thereto, or to any Assumed Liability to the extent Purchaser has been fully indemnified by Seller with respect to such Assumed Liability, (f) all accounts receivable, notes receivable and other receivables as of the Closing Date (the "RECEIVABLES") arising from the operation of the Business, (g) the litigation bond of BNY Financial Corporation with respect to the action entitled O'Brien International, Inc. v. Migros Genossenschaftsbund pending in Switzerland, (h) any right or interest whatsoever to or in the name "Coleman Skis, Inc." and (i) all deferred financing costs arising in connection with the Credit Agreement (collectively, the "EXCLUDED ASSETS"). The Excluded Assets shall be retained by Seller and are not being sold or assigned to Purchaser hereunder.

                  2.3 Assumed Liabilities. At the Closing, Purchaser shall assume, and agree to pay, perform, fulfill and discharge, the following obligations of Seller:

                  (a) all liabilities and obligations of Seller under the Seller Assigned Contracts and Permits (other than to the extent such obligations would be a violation of Law);

                  (b) all liabilities and obligations of Seller for warranty claims for goods sourced, manufactured or sold by Seller on or before the Closing Date;

                  (c) all employment-related liabilities and obligations of a nature required by GAAP to be disclosed on a balance sheet and those assumed pursuant to Section 5.5 hereof;

                  (d) (i) all liabilities and obligations of Seller that are reflected on the Interim Balance Sheet (except those liabilities and obligations relating to the Credit Agreement) unless such liabilities and obligations have been paid or discharged prior to the Closing Date, and (ii) such categories of liabilities and obligations incurred in the ordinary course of the Business consistent with past practice since the date of the Interim Balance Sheet, including, without limitation, all accounts payable, accrued expenses, trade obligations and allowances, other than for uncollectible accounts (i.e., bad debts), related to the Receivables;

                  (e) any liabilities arising from any Post-
         Closing Environmental Conditions at the Real Proper-ty or the Leased Premises; and

                  (f) liabilities and obligations for product liability matters to the extent that Purchaser assumes such liabilities and obligations pursuant to Section 5.4(b) hereof.

The obligations of Purchaser under this Section 2.3 shall be referred to collectively as the "ASSUMED LIABILITIES" and shall not include the Seller's Liabilities which are being retained by Seller. Except as specifically set forth above, neither Purchaser nor any of its Affiliates shall assume or otherwise be liable in respect of any debt, claim, obligation or other liability of Seller or any of its Affiliates whatsoever, including any payable, debt, tort, violation of Law or breach of any Contract.

                  2.4 Closing. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022 at 10:00 a.m., New York City time, on July 31, 1997 or at such other time and place as shall be agreed upon in writing by the parties hereto. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

                  2.5 Payment of Purchase Price.

                  (a) Two (2) days prior to the Closing Date, Seller will deliver to Purchaser a schedule (the "SCHEDULE OF ESTIMATED NET TANGIBLE EQUITY") setting forth Seller's good faith estimate of the Net Tangible Equity as of the Closing Date (the "ESTIMATED NET TANGIBLE EQUITY"). Simultaneous with the Closing, in consideration for the transfer of the Purchased Assets to Purchaser, Purchaser shall pay to: (i) BNY Financial Corporation, by wire transfer in immediately available funds to The Bank of New York, 48 Wall Street, New York, NY 10019, Account Number 8090653114, Routing Number 021000018, Reference O'Brien International, Inc., an amount equal to the amount of all outstanding amounts due under the Credit Agreement as of the Closing Date and (ii) Seller, by wire transfer in immediately available funds to Parent's Account Number 3750330166, Routing Number 111000012 at NationsBank of Texas, N.A., an amount equal to the Estimated Net Tangible Equity as set forth on the Schedule of Estimated Net Tangible Equity plus $400,000 (the "PURCHASE PRICE") less any amounts remitted to BNY Financial Corporation pursuant to this Section 2.5(a).

                  (b) As soon as practicable and in no event later than forty-five (45) days after the Closing Date, Seller shall deliver to Purchaser (i) a balance sheet as of the Closing Date of Seller (the "FINAL BALANCE SHEET") and (ii) a schedule, with notes thereto, derived from such Final Balance Sheet setting forth the Net Tangible Equity as of the Closing Date (the "CLOSING DATE STATEMENT OF NET TANGIBLE EQUITY"). Inventories reflected on the Closing Date Statement of Net Tangible Equity will be stated at direct standard cost plus capitalized fixed cost. Purchaser and Seller agree that in lieu of any other Inventory reserve, the Closing Date Statement of Net Tangible Equity shall reflect a reserve of $325,000 against the Inventory. Purchaser and Seller agree that the net fixed assets included in the Closing Date Statement of Net Tangible Equity will include the 1989 write-up calculated on a basis consistent with the Interim Financial Statements and the memo set forth on Schedule 2.5(b) hereto. The warranty reserve will be $500,000 in the Closing Date Statement of Net Tangible Equity. Purchaser and Seller and their respective representatives will jointly determine the time of, and will observe and participate in, all physical inventories taken in connection with the preparation of the Final Balance Sheet and Closing Date Statement of Net Tangible Equity. The Final Balance Sheet and Closing Date Statement of Net Tangible Equity delivered pursuant to this Section
         2.5 shall be audited and accompanied by a report of Ernst & Young LLP, Seller's independent accountants ("SELLER'S AUDITORS") which states that the Purchased Assets and Assumed Liabilities included therein and the related notes thereto are stated, without exception, in accordance with GAAP or otherwise in accordance with this Agreement, except that such notes may be limited in nature, consistent with the Financial Statements. In rendering the foregoing audit and report, Seller's Auditors shall permit Arthur Andersen LLP, Purchaser's independent accountants ("PURCHASER'S AUDITORS"), to review at their request, following receipt of the report of Seller's Auditors, all workpapers, schedules and calculations of Seller's Auditors related to such report.

                  (c) If Purchaser does not dispute such audited Closing Date Statement of Net Tangible Equity within the time period and in the manner described below, such Closing Date Statement of Net Tangible Equity will be the "CLOSING SCHEDULE." If Purchaser disputes such Closing Date Statement of Net Tangible Equity or any item included therein, such dispute shall be resolved in the following manner:

                           (i) Purchaser shall notify Seller in writing within
                  twenty-one (21) days after Purchaser's receipt of the Closing Date Statement of Net Tangible Equity, which notice shall specify in reasonable detail the nature of the dispute;

                           (ii) during the thirty (30) day period following
                  Seller's receipt of such notice, Seller and Purchaser shall attempt to resolve such dispute; and

                           (iii) if at the end of such thirty (30) day period
                  Seller and Purchaser shall have failed to resolve such dispute in writing, the matter shall be referred to the offices of Price Waterhouse LLP (the "REFEREE"). The Referee shall act as an arbitrator and shall issue its report resolving all disputes as to the Closing Date Statement of Net Tangible Equity within thirty (30) days after such dispute is referred to it. The Closing Date Statement of Net Tangible Equity, as modified by any adjustments determined to be appropriate by the Referee, shall then be the Closing Schedule. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Referee hereunder shall be borne equally by Seller and Purchaser. This provision for arbitration shall be specifically enforceable by the parties. The decision of the Referee in accordance with the provisions hereof shall be final and binding (absent manifest error) and there shall be no right of appeal therefrom.

                  (d) From the Closing Date until the final determination of the Closing Schedule, each party hereto will grant to the other and its respective representatives reasonable access during usual business hours to the agents and employees of such party and to the books, records and files of the Business in its possession to enable such party to review and otherwise satisfy itself as to the accuracy of the Closing Date Statement of Net Tangible Equity and the preparation thereof.

                  (e) In the event that the Net Tangible Equity as reflected on the Closing Schedule (the "CLOSING NET TANGIBLE EQUITY") is less than the Estimated Net Tangible Equity used for purposes of determining the Purchase Price pursuant to Section 2.5(a) hereof, then the amount of the Purchase Price, as previously determined pursuant to Section 2.5(a) hereof, shall be decreased by the amount by which the Closing Net Tangible Equity is less than the Estimated Net Tangible Equity. In the event that the Closing Net Tangible Equity is more than the Estimated Net Tangible Equity used for purposes of determining the Purchase Price pursuant to Section 2.5(a) hereof, then the amount of the Purchase Price, as previously determined pursuant to Section 2.5(a) hereof, shall be increased by the amount by which the Closing Net Tangible Equity is more than the Estimated Net Tangible Equity. No later than five (5) days after the date of the final determination of the Closing Schedule, Seller or Parent shall pay Purchaser or Purchaser shall pay Seller, as appropriate, by wire transfer of immediately available funds, the amount of such deficiency or excess, as the case may be, with interest thereon at a per annum rate equal to the Prime Rate, accrued from the Closing Date to the date of payment. The "PRIME RATE" shall mean the rate announced by The Chase Manhattan Bank, N.A., as its corporate base interest rate at New York, New York then in effect.

                  2.6 Consistent Treatment. The parties hereto shall allocate the Purchase Price among the Purchased Assets and the covenant not to compete set forth in Section 5.1 hereof in accordance with Schedule 2.6 hereto, treat and report the transactions contemplated by this Agreement in all respects consistently with such allocation upon all Tax Returns and for purposes of any Taxes and not take any action inconsistent with such obligation.

                  2.7 Procedures for Purchased Assets Not Transferable. If, either by virtue of the provisions thereof or under applicable Law, any of the Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable without the consent of some other Person, Seller shall diligently use all commercially reasonable efforts to obtain such consent prior to the Closing Date and Purchaser shall use all commercially reasonable efforts to assist in that endeavor. If any such consent cannot be obtained prior to the Closing Date and the Closing occurs, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, but Seller shall diligently use all commercially reasonable efforts for a period of nine (9) months following the Closing Date to obtain such consent as soon as possible after the Closing Date or otherwise obtain for Purchaser the practical benefit of such property or rights and Purchaser shall use all commercially reasonable efforts to assist in that endeavor. With respect to each Contract for which a necessary consent has not been obtained prior to the Closing, Seller shall obtain for Purchaser, at no additional cost to Purchaser, the benefits of such Contract (including all payments due to Seller thereunder) until such consent is obtained. With respect to any right under such Contract (including any right to payment), at Purchaser's request, Seller shall institute legal proceedings to enforce such rights; provided that such litigation shall be at the sole cost of Purchaser and Purchaser shall control the conduct of such litigation. Except as so requested, Seller shall have no obligation to take such action. Furthermore, until such consent is obtained, Purchaser shall not assume Seller's obligations with respect to such Contract but shall, as Seller's agent and on behalf of Seller, pay, perform and discharge fully Seller's obligations thereunder to the extent that such obligations would have otherwise constituted Assumed Liabilities. Without Purchaser's prior written consent, Seller shall take no action to terminate or modify any such Contract.


                                  ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

                  Parent and Seller jointly and severally represent and warrant to Purchaser, as of the date of this Agreement, as follows:

                  3.1 Due Incorporation; Subsidiaries. Parent and Seller are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and possess all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being owned, leased, operated and conducted. Seller has no subsidiaries and is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction set forth on Schedule 3.1 hereto, which are the only jurisdictions where the nature of the properties owned, leased or operated by it or the Business requires such licensing or qualification and the failure to be so qualified would cause a Material Adverse Change to the Purchased Assets or the Business.

                  3.2 Due Authorization. Parent and Seller have full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Seller of this Agreement have been duly and validly approved by all necessary corporate action and by any necessary action of its stockholders. Parent and Seller have duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Parent and Seller, enforceable against each of them in accordance with its terms, except as such en-forceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, or (b) equitable limitations on the availability of specific remedies.

                  3.3 Consents and Approvals. No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution and delivery of this Agreement and the consummation by Parent and Seller of the transactions contemplated hereby, other than (a) the consents set forth on Schedule 3.3 hereto, (b) as required by applicable requirements of the Securities and Exchange Commission (the "SEC") or the National Association of Securities Dealers, and (c) filings and consents that may be required under any Environmental Law necessitated by the transactions contemplated herein. Except for matters set forth on Schedule 3.3 hereto, the execution, delivery and performance by Seller and Parent of this Agreement does not and will not (i) violate or conflict with, result in a breach or termination of, constitute a default under or permit cancellation of any Seller Assigned Contract, (ii) result in the creation of any Lien upon any of the Purchased Assets or (iii) violate or conflict with any provision of the Amended Articles of Incorporation or By-laws of Seller. Schedule

3.3(a) hereto sets forth the agreements which require consents in order to be assigned for which such consents have not been received by Seller as of the Closing Date.

                  3.4 Financial Statements. Except as set forth on Schedule 3.4 hereto, the Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position, assets and liabilities of Seller as of the dates thereof and the revenues, expenses, results of operations and cash flows of Seller, for the periods covered thereby. The Financial Statements are in accordance with the books and records of Seller and do not reflect any transactions which are not bona fide transactions. Except as set forth on Schedule 3.4 hereto or in the respective Financial Statements, Seller does not have any material liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables to third parties and accrued expenses incurred in the ordinary course of business since the date of the Interim Financial Statements. Schedule 3.4 hereto sets forth true and correct copies of the Financial Statements.

                  3.5 No Adverse Effects or Changes.  Except as listed on
Schedule 3.5 hereto, since the date of the Interim Financial Statements, Seller has not (a) suffered any damage or destruction to, or loss of, any of its assets or properties (whether or not covered by insurance) in excess of $25,000; (b) permitted the imposition of a Lien (other than Permitted Exceptions) on, or disposed of, any of its material assets (other than sales of Inventories in the ordinary course of the Business, consistent with past practice); (c) terminated or entered into any Material Contract; (d) cancelled, waived, released or otherwise compromised any trade debt, receivable or claim exceeding $25,000 individually or $50,000 in the aggregate; (e) made or committed to make any capital expenditures or capital additions or betterments in excess of $25,000 in the aggregate, whether individually or as a part of related transactions; (f) entered into, adopted, amended (except as may be required by Law and except for immaterial amendments) or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee or paid any benefit not required by any existing plan and arrangement (except for normal salary increases consistent with past practice) or entered into any contract, agreement, commitment or arrangement to do any of the foregoing; (g) disposed of or permitted the lapse in registration of any Intellectual Property; (h) experienced any Material Adverse Change in the accounts receivable or accounts payable; (i) changed its accounting methods, systems, policies, principles or practices; (j) incurred indebtedness (other than for floor plan repurchase obligations and trade payables in the ordinary course of the Business); (k) requested or advised any customer to accelerate or reschedule any purchase order or established pattern of purchases other than in the ordinary course of the Business, consistent with past practices of Seller; or (l) otherwise experienced a Material Adverse Change.

                  3.6 Title to Properties. Seller has good and marketable title to, or a valid leasehold interest in, the Real Property and Leased Premises listed or referenced on Schedule 3.7(a) hereto and on the Closing Date, subject to the terms and conditions of this Agreement, Seller will convey such good and marketable title, or valid leasehold interest, as the case may be, in and to the Real Property and Leased Premises (except for any lease set forth on Schedule 3.3(a) hereto), to Purchaser free and clear of all Liens, claims and encumbrances, other than Permitted Exceptions. In addition, Seller owns, or has a valid leasehold interest in, all of the assets listed or referenced on Schedules 3.6, 3.8(a), and 3.8(b), hereto and owns the Inventories, and on the Closing Date, subject to the terms and conditions of this Agreement, Seller will convey all of its ownership or leasehold interest, as the case may be, in and to the Inventory and the assets listed on Schedules 3.6, 3.8(a), and 3.8(b) hereto (except for any lease set forth on Schedule 3.3(a) hereto), to Purchaser free and clear of all Liens, claims and encumbrances, other than Permitted Exceptions. The Purchased Assets include (other than assets which are the subject of the leases set forth on Schedule 3.6 hereto and Inventories disposed of in the ordinary course of the Business since the date of the Interim Balance Sheet and the Excluded Assets) (a) all of the tangible and intangible assets, properties and rights used in connection with or material to the Business and
(b) all of the tangible and intangible assets, properties and rights reflected in the Interim Balance Sheet. Except as set forth on Schedules 3.12, and 3.14 hereto, no other Person (including Parent or any of its Affiliates) owns any assets, properties or rights relating to or used in the Business, performs or furnishes services for the benefit of the Business, or is a party to or otherwise enjoys rights under any Contracts or arrangements pertaining to the operation of Seller or the Business. Subject to the provisions of Section 2.7 hereof and except for any agreement set forth on Schedule 3.3(a) hereto, the Bill of Sale and Assignment, deeds, endorsements and other instruments of transfer delivered at the Closing by Seller to Purchaser will be sufficient to transfer to Purchaser all of Seller's right, title and interest, legal and beneficial, in and to the Purchased Assets, free and clear of any Lien (except for Permitted Exceptions). Except as set forth on Schedule 3.6 hereto, all tangible personal property of Seller (including all tooling, molds and dies) is located at the Real Property and the Leased Premises. Except for the Excluded Assets, the Purchased Assets are all of the assets adequate to operate the Business in accordance with Seller's past practices, in all respects. Seller enjoys peaceful and undisturbed possession under all leases set forth on Schedules 3.6 hereto, subject to the terms thereof.

                  3.7 Real Property.

                  (a) Seller operates the Business at the Real Property and at the Leased Premises. Except as set forth on Schedule 3.19 hereto, no written notice has been received by Seller or Parent from any Governmental Authority requiring any alteration of the Real Property or the Leased Premises that has not been fully complied with. Other than the Real Property and the Leases, Seller has no interest in any other real property. The Leases and the Real Property cover all of the real estate leased, used or occupied by Seller in connection with the Business. Each of the Leases is in full force and effect and Seller holds a valid and existing leasehold interest under each of the Leases. Seller is not in material default, and no circumstances exist which would result in such default (including upon the giving of notice or the passage of time, or both), and no Person has, to the knowledge of Seller, asserted the existence of any default under any of the Leases, and no other party to the Leases has the right to terminate or accelerate performance under or otherwise modify any of the Leases. To Seller's knowledge, no lessor under any of the Leases is in de-fault under any of such Leases in its duties to the lessee.

                  (b) Seller has good and marketable legal and beneficial title to the Real Property free and clear of all Liens and exceptions to title, except for the Permitted Exceptions which individually or in the aggregate will not materially detract in any way from the value of, or impair in any way the use by Purchaser of, the Real Property. Upon consummation of the Closing, Purchaser shall have good and marketable legal and beneficial title to the Real Property, free and clear of all exceptions to title and all Liens (other than Permitted Exceptions, which, after consummation of the Closing, shall not include the Deed of Trust to BNY Financial Corporation, successor-in-interest to The Bank of New York Commercial Corporation and financing statements reflecting the interests of BNY Financial Corporation as noted on the Title Report). Seller, as title holder to the Real Property, has valid and enforceable rights of ingress and egress to and from the Real Property, adequate to operate the Business. Seller has provided Purchaser with true and complete copies of the most recent title insurance commitments or policies and surveys in the possession of Seller for the Real Property, but Seller makes no representations as to the accuracy or completeness thereof. Except as set forth on Schedule 3.7(b) hereto, all contractors, subcontractors, suppliers and others who have performed services or labor or have supplied materials in connection with Seller's acquisition, development, ownership or management of the Real Property have been paid in full, will be paid in full prior to the Closing or any such unpaid liabilities will be included in the calculation of Closing Net Tangible Equity.

                  (c) Except as set forth on Schedule 3.7(c) hereto, to the knowledge of Seller, the buildings, plants, facilities, fixtures, structures and improvements on the Real Property and the Leased Premises are in good operating condition and repair (normal wear and tear excepted). Except as identified in the Title Report and the Survey, to the knowledge of Seller, none of the buildings, plants, facilities, fixtures, structures and improvements or appurtenances on the Real Property or any equipment therein, the operation thereof or any operation conducted therein, in each case as presently con-ducted, violates any restrictive covenant or any provision of any Law (including Environmental Law (which is addressed in Section 3.19 hereof)). Except as set forth on the Title Report or the Survey, the Real Property and all improvements thereon do not encroach on any property owned by others. Except as set forth on the Title Report or the Survey, no property or improvement of any other Person encroaches on the Real Property. No condemnation proceeding is pending or, to the knowledge of Seller or Parent, threatened with respect to the Real Property or the Leased Premises or any portion thereof.

                  3.8 Personal Property. Set forth on Schedule 3.8(a) hereto are the Equipment and Vehicles used or held for use in connection with the Business. Set forth on Schedule 3.8(b) hereto is a description of the Tooling used in connection with the Business. Except as disclosed on Schedule 3.7(c) hereto, all of the tangible assets (whether owned or leased) included in the Purchased Assets (a) are suitable for the purposes for which such assets are presently used in the Business, and (b) have been maintained and are in good operating condition and repair (normal wear and tear excepted).

                  3.9 Inventories. All of the Inventory, whether spare parts, finished goods, work in process, raw materials or supplies, was produced or acquired by Seller for use in connection with the ordinary course of the Business. All Inventories of Seller are fairly reflected in the inventory accounts on the Interim Balance Sheet, consistent with past practice, valued at direct standard cost plus capitalized fixed cost less (i) reserves to adjust inventories, including slow moving and obsolete inventories, to the lower of cost or market in accordance with GAAP and (ii) a last-in, first-out valuation reserve of $205,000 calculated as of December 31, 1996.

                  3.10 No Third Party Options. There are no agreements, options, commitments or rights with, of or to any Person (other than Purchaser) to acquire any of Seller's assets, properties or rights or shares except for those Contracts entered into for the sale of Inventories in the ordinary course of the Business, consistent with past practice.

                  3.11 Intellectual Property. Schedule 3.11 hereto includes a true and complete list as of the Closing Date of all of the patents, patent applications, trade names, trademark registrations, trademark applica-tions, copyright registrations, copyright applications and licenses therefor included in the Intellectual Property and used in the conduct of the Business.

                  (a) Except for consumer off-the-shelf software used in the Business, Seller owns or has a valid right to use all of the Intellectual Property set forth on Schedule 3.11 hereto, and on the Closing Date, subject to the terms and conditions of this Agreement, Seller will convey all of its ownership interest in, or right to use, the Intellectual Property set forth on Schedule 3.11 hereto to Purchaser, free and clear of all Liens (other than Permitted Exceptions). Except as disclosed on Schedules 3.11 and 3.11(a) hereto, all of the Intellectual Property is valid and enforceable and is not subject to any license, royalty or other agreement, and Seller has not granted any license or agreed to pay or receive any royalty in respect of any of such Intellectual Property. The patents set forth on
         Schedule 3.11 are not encumbered by any co-ownership or shop rights. Except as otherwise indicated on Schedule 3.11 hereto, all registration and maintenance fees that have become due and payable to any Governmental Authority with respect to any Intellectual Property set forth on Schedule 3.11 hereto have been paid and no act or omission has occurred to cancel, impair, dedicate to the public or entitle any Governmental Authority to cancel, modify, forfeit or hold abandoned any such Intellectual Property except for any of the foregoing which is not reasonably likely to cause a Material Adverse Change. To the knowledge of Seller, as of the Closing Date, there are no interference, opposition, reexamination, reissue or other conflict proceedings pending or, threatened, involving the Intellectual Property. Except as set forth on Schedule 3.11(b) hereto, as of the Closing Date, there is no pending or, to the knowledge of Seller, threatened, claim or litigation contesting the validity or enforceability of, or asserting the misuse of, any of the Intellectual Property. Seller owns or possesses, and Seller will transfer to the Purchaser at the Closing adequate rights to, all Intellectual Property necessary to conduct the Business as presently conducted.

                  (b) Except as set forth on Schedule 3.11(b) hereto, to the knowledge of Seller, the products manufactured or sold by Seller and any process, method, part, design, material or other Intellectual

         Property it employs, and the marketing and use by Seller of any such product, service or other intellectual property, do not infringe any intellectual property or confidential or proprietary rights of another. Except as set forth on Schedule 3.11(b) hereto, as of the Closing Date, there is no pending or, to the knowledge of Seller, threatened claim or litigation contesting Seller's right to use any Intellectual Property and Seller has not received any notice contesting its right to use any of the Intellectual Property. To the knowledge of Seller and Parent, except as set forth on Schedule 3.11(b) hereto, no products manufactured or activities conducted by any other Person infringe on the Intellectual Property.

                  3.12  Contracts.

                  (a) Schedule 3.12 hereto lists, as of the date hereof, all the Contracts and arrangements of the following types to which Seller is a party, by which it is bound, or to which any of its assets or properties is subject:

                           (i)  any labor agreement;

                           (ii) any Contract or arrangement of any kind with
                  any employee, officer, director or stockholder of Seller or any of the Affiliates of such individuals, or any Contract or other arrangement of any kind with Parent or any Affiliate of Parent;

                           (iii) any Contract or arrangement with a sales
                  representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distribution or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person (other than purchase and sales orders and other Contracts of a type listed in clause (iv) below);

                           (iv) any Contract or arrangement of any nature
                  having an aggregate value in excess of $50,000 or not terminable on notice of thirty (30) days or less;

                   (v) any indenture, credit agreement, loan
                 agreements note, mortgage, security agreement,
                  letter of credit, loan commitment, guaranty, repurchase agreement or other Contract or arrangement relating to the borrowing of funds, an extension of credit or financing, pledging of assets or guarantying the obligations of any Person;

                           (vi) any Contract or arrangement involving Seller as a participant in a partnership, joint venture or other cooperative undertaking;

                           (vii) any Contract or arrangement involving any
                  restrictions on Seller with respect to the geographical area of operations or scope or type of business of Seller;

                           (viii) any power of attorney or agency agreement or
                  arrangement pursuant to which a Person is granted the authority to act for or on behalf of Seller, or Seller is granted the authority to act for or on behalf of any Person;

                           (ix) any Contract granting to any Person a right at
                  such Person's option to purchase or acquire any asset (other than Inventory in the ordinary course of the Business) or property of Seller (or interest therein);

                   (x) any Contract for capital improvements or expenditures
                  in excess of $50,000 individually or $100,000 in the aggregate;

                           (xi) any Contract for which the full performance
                  thereof may extend beyond sixty (60) days from the date of this Agreement (other than purchase and sales orders in the ordinary course of the Business);

                           (xii) any Contract not made in the ordinary course
                  of the Business which is to be performed in whole or in part at or after the date of this Agreement other than the Contracts described on Schedule 3.14 hereto;

                           (xiii) the Floorplan Repurchase Agreement, dated
                  February 28, 1995, between Parent and Deutsche Financial Services, Inc., as successor to ITT Commercial Finance, a division of ITT Industries of Canada Ltd., pursuant to which purchases of Inventory from Seller by Eastern Marketing, Ltd. are financed by Deutsche Financial Services, Inc. (the "DEUTSCHE FINANCING AGREEMENT");

                           (xiv) any Contract or arrangement relating to
                  management support, facilities support or similar arrangement; and

                           (xv) any Contract whereby any Person agrees (A) not
                  to compete with Seller or (B) to maintain the confidentiality of any information of Seller.

                  (b) All of the Material Contracts are in full force and effect and constitute the legal, valid and binding obligations of Seller and, to the knowledge of Seller, the other parties thereto. All of the Material Contracts are enforceable in accordance with their respective terms, except as such enforce-ability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and by equitable limitations on the availability of specific remedies. No termination notice has been delivered by any party to a Material Contract to any other party to such Material Contract with respect to such Material Contract. Seller has delivered to Purchaser true and complete copies of each written Material Contract and a complete and accurate written description of any Material Contract not reduced to writing. Notwithstanding anything to the contrary in this Section 3.12, accounts receivable and product warranties shall be deemed not to be Material Contracts or Contracts for purposes of this Section
         3.12. Except as set forth on Schedule 3.12(b) hereto, since the date of the Interim Balance Sheet, Seller has not entered into any Contract other than in the ordinary course of the Business, consistent with past practice.

                  3.13 Permits. Schedule 3.13 hereto is an accurate and complete list as of the date hereof of all Permits held by Seller and used in the Business. Except for such Permits, to Seller's knowledge, there are no permits, licenses, consents or authorizations, whether federal, state, local or foreign, which are necessary for the lawful operation of the Business, consistent with past practice. Seller is in full compliance in all material respects with all requirements and limitations under such Permits. No employee, officer, director or Affiliate of Seller owns or has any interest in any such Permit.

                  3.14 Insurance. Schedule 3.14 hereto contains an accurate and complete list as of the date hereof of all policies, currently in force, of fire, liability, worker's compensation, public and product liability, title and other forms of insurance owned, held by or applicable to Seller, its assets or the Business. Seller has heretofore delivered to Purchaser an accurate summary description of all such policies, including all current occurrence-based policies applicable to Seller or the Business. All such policies are in full force and effect.

                  3.15 Employee Benefit Plans and Employment Agreements. The following terms, as used herein, have the following meanings:

                  "BENEFIT ARRANGEMENT" means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), worker's compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates.

                  "EMPLOYEE PENSION BENEFIT PLAN" means each "employee pension benefit plan" as that term is defined in Section 3(2) of ERISA, that is an Employee Plan, as defined below.

                  "EMPLOYEE PLAN" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates, as the case may be.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

                  "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

                  (a) ERISA Representations. Seller hereby represents and warrants to Purchaser that Schedule 3.15(a) hereto lists each Employee Plan and each Benefit Arrangement that covers any employee or former employee of Seller and copies or descriptions of all of which have previously been furnished or made available to Purchaser. With respect to each Employee Plan, Seller has provided an accurate summary description of such plan. With respect to the Meridian Sports Incorporated Retirement Incentive Savings Plan (the "PARENT SAVINGS PLAN"), Seller has also provided to Purchaser the most recently filed Form 5500 and Internal Revenue Service determination letter.

                  (b) With respect to the Parent Savings Plan, except as set forth on Schedule 3.15(b) hereto:

                           (i) the Parent Savings Plan is intended to be tax
                  qualified under Section 401(a) and 501(a) of the Code, complies and has been administered in form and in operation in all material respects with all applicable requirements of law, including Sections 401(a) and 501(a) of the Code, and no event has occurred which is reasonably expected to cause the Parent Savings Plan to fail to so comply with such requirements;

                           (ii) there are no material actions, suits or claims
                  (other than routine claims for benefits) pending or, to the knowledge of Seller, threatened involving the Parent Savings Plan or the assets thereof and Seller has no knowledge of any facts which are reasonably expected to give rise to any such actions, suits or claims (other than routine claims for benefits); and

                           (iii) no "prohibited transaction" as defined in
                  Section 406 of ERISA or Section 4975 of the Code has occurred.

                  (c) With respect to each of the Employee Plans or Benefit Arrangements, as applicable:

                           (i) no material tax under Section 4980B of the Code
                  has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code; and

                           (ii) all contributions and payments accrued under
                  the Parent Savings Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent (i) reflected on the Final Balance Sheet or (ii) retained by Seller.

                  (d) With respect to each of Seller's Employee Plans which is either a Multiemployer Plan or a plan subject to Title IV of ERISA:

                           (i) no accumulated funding deficiency, whether or
                  not waived, exists with respect to any such Employee Plan;
                  and

                           (ii) Seller has not incurred nor reasonably expects
                  to incur any liability under such Employee Plans which could become a liability of Purchaser.

                  3.16 Employees. Schedule 3.16 hereof contains a true, complete and accurate list of the names, titles, annual compensation and all bonuses and similar payments made for the current and preceding two (2) years for each director and officer of Seller and each employee of Seller who has an annual base salary of $75,000 or more. Except as disclosed on Schedule 3.16 hereof, there is no, and during the past two (2) years there has been no, labor strike, picketing, dispute, slow-down, work stoppage, union organization effort, grievance filing or proceeding, or other labor difficulty actually pending or, to the knowledge of Seller, threatened against or involving Seller. Seller is not a party to any collective bargaining agreement and no such agreement determines the terms and conditions of the employment of employees of Seller. No collective bargaining agent has been certified as a representative of any employees of Seller and no representation campaign or election is now in progress with respect to any employees of Seller. As of April 30, 1997, Seller had approximately 116 full-time employees and approximately 34 temporary employees. No employee subject to an employment contract listed on Schedule 3.15(a) hereto serves, or has served within the past two (2) years, as an officer, director, employee or agent of any Affiliate of Seller. Except as set forth on Schedule 3.16 hereto, Seller has not received notice that any of its executive employees intends to terminate his employment with Seller or would not be willing to work for Purchaser.

                  3.17 Taxes. Except for current Taxes not due and payable through the Closing (such Taxes to be paid when due by Seller), Seller has paid to, and where necessary collected or withheld and remitted to, the proper Governmental Authority all material Taxes related to taxable periods or portions thereof ending on or before the Closing Date (including governmental charges, assessments and required contributions of Seller with respect to the Business) that may result in the filing of a Lien on the Purchased Assets or that may result in the imposition of transferee or other liability on Purchaser for the payment of such Taxes.

                  3.18  No Defaults or Violations.  Except as disclosed on
Schedule 3.18 hereto:

                  (a) Seller is not in breach or default under the terms of any Material Contract to which it is a party or by which it is bound, no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach or default by Seller under any such Material Contract, and, to the knowledge of Seller, no other party to any such Material Contract is in breach or default under any such Material Contract.

                  (b) Except for environmental matters (which are covered by Section 3.19 hereof), Seller is in compliance in all material respects with, and no material violation exists under, any Laws applicable to Seller or the Business, and Seller is not aware that any event has occurred or circumstance exists which, with or without notice or lapse of time or both, would constitute a material violation under any such Law.

                  (c) No notice from any Governmental Authority has been received within the past two years claiming any material violation of any Law or requiring any material work, construction or expenditure, or asserting any Tax, assessment or penalty, with respect to Seller.

                  3.19  Environmental Matters.  Except as disclosed on
Schedule 3.19 hereto:

                  (a) Seller has not used or stored any, and there are no, Hazardous Substances in, on, or at the Real Property or the Leased Premises, except for substances which are used or are to be used in the ordinary course of business (which inventories have been stored, used and disposed of in accordance with all applicable Environmental Laws and Environmental Permits). There is not now at the Real Property or the Leased Premises any (i) underground storage tank or surface impoundments, (ii) asbestos-containing materials or (iii) polychlorinated biphenyls, except in compliance with applicable Environmental Laws.

                  (b) No notice has been received from any Governmental Authority or any other Person that Seller is responsible (or potentially responsible) for any Remedial Action at any location or that the Real Property or the Leased Premises is required or may be required to be subject to Remedial Action. Included within the Permits are all Environmental Permits necessary for the operation of the Business as presently operated. There is no (i) civil, criminal or administrative claim, suit, proceeding or investigation (including a request for information) pending or, to the knowledge of Seller, threatened with respect to the Business, the Real Property or the Leased Premises relating in any way to any Environmental Laws or Environmental Permits and Seller does not know of any fact or circumstance which would give rise to any such claim, suit, proceeding or investigation, or (ii) outstanding written orders or Contracts with any Governmental Authority relating in any way to Environmental Laws or Environmental Permits. Seller has timely filed all reports and notifications required to be filed with respect to, and obtained and maintained all Environmental Permits required for, the Real Property and the Leased Premises, all improvements on the foregoing and all operations conducted therein, and has generated and maintained all required records and data under all applicable Environmental Law, and all operations conducted therein are in compliance in all material respects with such Environmental Laws.

                  (c) During the period that Seller has owned the Real Property or leased the Leased Premises and, to Seller's knowledge, during any period prior thereto, no condition has existed or event has occurred with respect to the Real Property or the Leased Premises that could, with or without notice, passage of time or both, give rise to any present or future liability with respect to the Real Property or the Leased Premises pursuant to any Environmental Law.

                  3.20  Litigation; Product Liabilities.

                  (a) Except as disclosed on Schedules 3.20(a) and 3.20(b) hereto, as of the Closing Date, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the knowledge of Seller, threatened against or affecting Seller or any of its officers, directors, employees, agents or stockholders in their capacity as such, or any of its properties or businesses. Seller is not aware of any facts or circumstances which may give rise to any of the foregoing. Except as set forth on Schedule 3.20(a) hereto, all of the proceedings pending or threatened against Seller are covered by insurance policies and are being defended by Seller, subject to such deductibles, self-insured retention or similar arrangements as are set forth in such policies. Schedule 3.20(a) hereto is a complete and accurate list as of the date hereof of all pending actions asserted by Seller. Except as disclosed on Schedule 3.20(a) hereto, Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Seller has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which Seller has any continuing obligation. As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Seller or Parent, threatened by or against Seller or Parent relating to this Agreement or the transactions contemplated hereby or thereby.

                  (b) Schedule 3.20(b) hereto sets forth a summary of all product liability claims currently pending or, to the knowledge of Seller, threatened against Seller. Except as set forth on Schedule

         3.20(b) hereto, Seller is aware of no occurrence, event or condition relating to the manufacture, sale or distribution of water skis, wake boards, knee boards and related towable water sports products and accessories which is reasonably likely to give rise to one or more product liability claims which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

                  3.21 Related Parties. Except as disclosed on Schedule 3.21 hereto, neither Parent nor any of its Affiliates have or claim to have any direct or indirect interest in any other Person which conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, Seller. Schedule 3.21 hereto contains a complete and accurate description as of the date hereof of all such Persons, interests, arrangements and other matters.

                  3.22 Intercompany Services and Transactions. Schedule 3.22 hereto contains a complete and accurate list, as of the date hereof, of all agreements or arrangements (whether written or unwritten) relating to all intercompany services and transactions existing between Seller and any of its Affiliates during the past two (2) years.

                  3.23 Product Warranties. Schedule 3.23 hereto sets forth copies of all product warranties issued for Seller's products sold during the past two (2) years.

                  3.24 Brokers. Neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Parent, Seller or any of their respective Affiliates in connection with any of the transactions contemplated by this Agreement.

                  3.25 Customers and Suppliers. Schedule 3.25 hereto sets forth the twenty (20) largest suppliers and all material sole source suppliers and the twenty (20) largest customers of the Business. The relationship of Seller with each of such suppliers and each of its customers is a good commercial working relationship and no supplier or customer has, since June 30, 1996, cancelled or otherwise terminated or reduced, or threatened in writing to cancel or otherwise terminate or reduce, its relationship with Seller. Seller does not have knowledge or reason to believe that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with Seller or the Business or limit its services, supplies or materials to Seller or the Business, or its usage or purchase of the services and products of the Business either as a result of the transactions contemplated hereby or otherwise.

                  3.26 Disclosure. None of this Agreement, the Financial Statements, any schedule, exhibit or certificate attached hereto or delivered in accordance with the terms hereof or thereof contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                  3.27 Accounts Payable. Except as set forth on Schedule 3.27 hereto, a true and complete list of all accounts payable of the Business (the "Accounts Payable") as of July 25, 1997 is set forth on Schedule 3.27 hereto. Each of the Accounts Payable is valid and represents a bona fide purchase of goods by, or performance of services for, Seller, arising in the ordinary course of the Business, consistent with past practice. No material Accounts Payable is more than fifteen (15) days overdue and there are no material claims or disputes with regard to any such Accounts Payable. During the one hundred and eighty (180) days prior to the Closing Date, Seller has paid and discharged its Accounts Payable and other contractual commitments in the ordinary course of the Business, consistent with its past practice. Neither Seller nor any of its Affiliates have requested or received within the one hundred and eighty
(180) day period prior to the Closing Date the extension or temporary forbearance of any Accounts Payable.




                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Parent and Seller, as of the date of this Agreement and as of the Closing Date (such representations and warranties being remade on the Closing Date), as follows:

                  4.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organiza-tion with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.

                  4.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement have been duly and validly approved by all necessary corporate action. Purchaser has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally or (b) equitable limitations on the availability of specific remedies.

                  4.3 Consents and Approvals. No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby or thereby, other than (a) the consents set forth on Schedule 4.3 hereto (each of which will be obtained prior to Closing), (b) as required by applicable requirements of the SEC and (c) filings and consents that may be required under any environmental, health or safety law or regulation necessitated by the transactions contemplated herein. The execution, delivery and performance by Purchaser of this Agreement does not and will not (i) violate or conflict with, result in a breach or termination of, constitute a default under or permit cancellation of any material contract to which Purchaser is a party or to which any of its assets is subject, or (ii) violate or conflict with any provision of Purchaser's Certificate of Incorporation or By-laws.

                  4.4 Brokers. Purchaser has used H.C. Wainwright & Co., Inc. in connection with the transactions contemplated hereby. Payment of the fees and expenses of H.C. Wainwright & Co., Inc. in connection with the transactions contemplated hereby is solely the obligation of Purchaser.

                                   ARTICLE V
                                   COVENANTS

                  5.1  Noncompetition; Confidentiality.

                  (a) In order to induce Purchaser to enter into this Agreement, each of Parent and Seller expressly covenants and agrees that for a period of three (3) years from and after the Closing Date, neither Seller, Parent, nor any of Parent's Subsidiaries (for so long as they remain Subsidiaries) will directly or indirectly, without the prior express written consent of Purchaser, (i) own, manage, operate, join, control, consult with or participate in or be connected with any business, individual, partnership, firm, corporation or other entity which is engaged in the Business, wholly or partly, in Canada, Mexi-co, the United States, Europe or Asia, (ii) disturb or attempt to disturb any business relationship between any third party and Purchaser or any of its Affiliates in connection with the Business, or
         (iii) solicit, hire or encourage any officer or employee employed by the Business to leave the employ or retention of the Business. Nothing in Section 5.1(a)(i) or (ii) above shall limit, prohibit or restrict the operation of the respective businesses of the present Subsidiaries of Meridian Sports Incorporated set forth on Schedule 5.1 hereto in substantially the same manner as such businesses are operated on the date hereof, provided, however, that neither Parent, Seller nor any of Parent's Subsidiaries will engage in the manufacture or marketing of water skis, wake boards and knee boards and related towable water sports products and accessories (except for the manufacture or marketing of any accessory with the "MasterCraft" logo).

                  (b) Except to the extent expressly required by Law, Parent and Seller shall, and shall cause their Affiliates to, keep secret and confidential indefinitely all non-public information concerning Purchaser, the Business, the Intellectual Property and the Purchased Assets and not disclose the same, either directly or indirectly, to any other Person, or use the same in any way.

                  (c) Parent and Seller expressly agree that the remedies at law for any breach of the provisions of this Section 5.1 would be inadequate and that, in addition to any other remedies that Purchaser may have, Purchaser shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages or posting bond. To the extent that any part of this Section 5.1 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable. Parent and Seller acknowledge that Purchaser would not enter into this Agreement unless Parent and Seller agreed to the provisions of this Section 5.1.

                  5.2 Existence of Seller. Seller will remain in existence for not less than twelve (12) months following the Closing Date and will maintain a net worth of not less than $1 million during that time.

                  5.3 Use of Name. From and after the Closing Date, Parent, Seller, their respective Affiliates and any provider of services to Seller, Parent or their respective Affiliates will not directly or indirectly use in any manner any name, trade name, trademark, service mark or logo used by the Business or any word or logo that is similar in sound or appearance. Promptly after the Closing Date, Seller shall file an amendment to its Amended Articles of Incorporation changing its name to a name which does not resemble "O'Brien" in any way.

                  5.4  Product Liability.

                  (a) Seller is and shall be solely responsible for any and all claims for injury (including, without limitation, death) or claims for damage, direct or consequential, resulting from or connected with goods manufactured or sold or products-related services provided by Seller, to the extent that such injury or damage occurs on or before the Closing Date.

                  (b) Purchaser is and shall be solely responsible for any and all claims for injury (including, without limitation, death) or claims for damage, direct or consequential, resulting from or connected with goods manufactured or sold or products-related services provided by Seller, to the extent that such injury or damage occurs after the Closing Date.

                  5.5  Employees and Employee Benefits.

                  (a) On or prior to the Closing Date, Purchaser shall offer employment to active employees of the Business; provided that, subject to this Section 5.5, Purchaser may terminate at any time after the Closing Date the employment of any employee who accepts such offer. For purposes of this Section 5.5, the term "ACTIVE EMPLOYEE" shall mean any Person who, on the Closing Date, is actively employed by Seller or who is on disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date, but shall exclude any former employee or any other Person who has been on unauthorized leave of absence or who has terminated his or her employment, retired or died before the Closing Date. Any such offers shall be at such employee's current salary or wage levels and on such other terms and conditions as Purchaser provides to its similarly situated employees. The employees who accept and commence employment with Purchaser are hereinafter collectively referred to as the "TRANSFERRED EMPLOYEES." Seller will not take any action that would impede, hinder, interfere or otherwise compete with Purchaser's effort to hire any Transferred Employees. Purchaser shall not assume responsibility for any Transferred Employee until such employee commences employment with Purchaser, which assumption shall be retroactive to the Closing.

                  (b) Except as expressly set forth herein, Seller shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee. Except as expressly set forth herein, Seller or its designated Affiliate shall retain all liabilities and obligations in respect of benefits accrued prior to the Closing Date by Transferred Employees under the Employee Plans and Benefit Arrangements, and neither Purchaser nor any of its Affiliates shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any Employee Plan or Benefit Arrangement shall be transferred to Purchaser or any of its Affiliates or to any plan of Purchaser or any of its Affiliates.

                  (c) With respect to the Transferred Employees (including any beneficiary or dependent thereof), except as otherwise assumed pursuant to Section 2.3 hereof or this Section 5.5, Seller shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), prior to the Closing Date, (ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive workman's compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Employee Plans and the Benefit Arrangements to the extent any such liability or obligation relates to the period prior to the Closing Date.

                  (d) The Parent Savings Plan covers current and former employees of Parent and certain of its Affiliates, including the Seller. Effective as of the Closing Date, Parent shall amend the Parent Savings Plan to cease all accruals of benefits in respect of the Transferred Employees. As soon as practicable after the Closing Date, the account balances including earnings thereon through the date of transfer, of the Transferred Employees under the Parent Savings Plan, shall be transferred to a defined contribution plan of Purchaser (the "Purchaser Savings Plan"). Such transfer shall be effected in accordance with applicable law and regulations and Purchaser shall make or cause to be made, and Seller shall make or cause to be made, any required filings in connection therewith. Purchaser or one of its Affiliates may require, as a condition to the acceptance of any such transfer, evidence satisfactory to Purchaser of the qualified status of the Parent Savings Plan, including, without limitation, a copy of a favorable determination letter from the Internal Revenue Service (the "IRS") and an opinion of counsel that the Parent Savings Plan has in operation remained qualified at all relevant times. In consideration of such transfer, Purchaser or one of its Affiliates shall assume liability for the payment of the Transferred Employees account balances to Transferred Employee under the Parent Savings

         Plan. Each of the parties hereto shall pay its own expenses in connection with such transfer. Neither Purchaser nor any of its Affiliates shall assume any other obligations or liabilities arising under or attributable to the 401(k) Plan, the same to be retained or assumed by Seller.

                  Purchaser and Parent agree that for the period from the Closing Date to the date of the actual transfer of assets provided for under this Section 5.5(d) (the "SAVINGS TRANSFER DATE"), the Parent Savings Plan shall be liable for any benefit payment that becomes due to a Transferred Employee under such plan, and that after the transfer of assets provided for under this Section 5.5(d), the Purchaser Savings Plan shall be liable for any benefit payment that becomes due to any Transferred Employee. In the event that benefit payments are made when they become due from the Parent Savings Plan to a Transferred Employee under this Section 5.5(d), the amount of assets to be transferred from such plan shall be reduced by an amount equal to such benefit payment. For the period from the Closing Date to the Savings Transfer Date, the amount of such transfer shall be equitably adjusted to reflect gains or losses allocable to such amount (as determined by the actuary for the Parent Savings Plan in its sole discretion).

                  Upon the transfer of cash or such other assets provided hereunder, Parent shall have no further liability to the Transferred Employees or to the Purchaser in connection with the accrued benefits transferred.

                  (e) To the extent applicable, Transferred Employees (and their eligible dependents) shall be given credit under employee benefit plans, programs, policies and arrangements, including vacation pay plans, that are established or maintained by Purchaser for the benefit of Transferred Employees (the "PURCHASER'S PLANS") for their service with Seller (i) for purposes of eligibility to participate and vesting (but not benefit accrual (except for vacation pay, severance, other fringe benefits and the Purchaser Savings Plan)) to the extent such service was taken into account under a corresponding Seller's Plan, and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing conditions limitations and shall be given credit for amounts paid under a corresponding Seller's Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans, programs, policies and arrangements maintained by Purchaser.

                  (f) The parties hereto expressly acknowledge that Purchaser shall be obligated to (i) provide COBRA coverage to all active employees (or their eligible dependents) that do not become Transferred Employees or former employees (or their eligible dependents) who are eligible for or are currently receiving such COBRA coverage, and (ii) pay all liabilities in respect of any Transferred Employee terminated for any reason on or after the Closing Date, including without limitation, any severance benefits triggered as a result of the transactions contemplated under this Agreement, COBRA, any liability triggered under any unemployment compensation or other government-mandated benefits relating to the termination of any Transferred Employee's employment on or after the Closing Date, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988.

                  (g) To the extent requested by Purchaser in writing prior to the Closing Date and to the extent that Seller is unable to assign such Employee Plans and Benefit Arrangements to Purchaser, Seller agrees to use its best efforts to continue coverage to Transferred Employees under the Employee Plans and Benefit Arrangements that currently provide for fully insured welfare plan coverage for the period commencing on the Closing Date and ending on Decem-ber 31, 1997 or until such earlier time as Purchaser or its designated Affiliate can assume responsibility for such insurance in an orderly manner. Purchaser shall pay all premium costs directly to the insurer and shall, upon 10 days notice, reimburse Seller for Seller's costs reasonably incurred in continuing to provide such insurance. Such continuation of insurance shall not affect the allocation of liabilities and obligations as set forth in this Section 5.5. Purchaser shall use all reasonable efforts to arrange for such insurance coverage as promptly as possible in order to avoid using Seller's services under this section.

                  (h) (i) Seller and Purchaser agree to take all actions reasonably necessary to accomplish the transactions contemplated by this Section 5.5(h) and (ii) Purchaser shall assume all liabilities and obligations under the retention agreements, each dated February 19, 1997 between Seller, Parent and each of Jeff Bannister, Ken Foster, Paul Kennedy, Barry Tait, Annaly McPherson, Mike Miller and Pete Goeman.

                  (i) Except as provided in this Section 5.5, nothing in this Agreement shall limit or restrict in any way the rights of Purchaser to modify, amend, terminate or establish employee benefit plans, programs, policies or arrangements, in whole or in part, at any time after the Closing Date.

                  (j) All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including, but not limited to, any Transferred Employee, any participant in any benefit or compensation plan or any beneficiary thereof.

                  (k) Seller shall not discourage any employee from accepting employment with Purchaser.

                  (l) Each of Seller and Purchaser agree that it will apply the alternative procedures contained in Section 5 of the Revenue Procedure 84-77, 1984-2 C.B. 753. Purchaser shall furnish to each Continuing Employee a Form W-2 disclosing all wages and other compensation paid (and taxes withheld thereon) for the periods (i) beginning January 1, 1997 and ending the Closing Date, and (ii) beginning the day after the Closing Date and ending on December 31, 1997, provided that Seller shall indemnify Purchaser for all liability with respect to information provided by Seller.

                  5.6  Access.

                  (a) From and after the Closing Date, Purchaser will permit Seller and Seller's representatives and agents to have reasonable access, at all reasonable times, to the books, accounts, records, properties, operations, facilities and personnel pertaining to the Business and will furnish Seller with such financial and operating data concerning the Business as Seller shall from time to time reasonably request in connection with, but not limited to (i) the preparation of any tax return, (ii) any audit or other investigation by any taxing authority or any required reports or submissions to governmental bodies with respect to Seller or the Business relating to periods prior to the Closing Date, (iii) any third party claims and investigations and insurance relating thereto, (iv) the preparation of the Final Balance Sheet and Closing Date Statement of Net Tangible Equity, and (v) the collection by Purchaser of the Receivables, including Seller's verification of the AR Reconciliation, preparation of any AR Notice and resolution of any dispute relating to Purchaser's collection of the Receivables.

                  (b) From and after the Closing Date, Seller will make available to Purchaser and Purchaser's representatives and agents all books and records of Seller to the extent related to the Excluded Assets or the Seller's Liabilities as may be reasonably requested by Purchaser in connection with the preparation of financial statements relating to the Business. In addition, at Purchaser's request and at its sole cost and expense, Seller will use its best efforts to cause Seller's Auditors to provide Purchaser with information or material regarding the Business, including, but not limited to, financial statements, trial balances or other accounting records relating to the Business, reasonably requested from Seller's Auditors by Purchaser.

                  5.7  Collection of Accounts Receivable.

                  (a) No later than ten (10) days after the Closing Date, Purchaser will furnish to Seller an aging report for all Receivables, reflecting for each account the name of the customer, the age and outstanding balance as of the Closing Date and the underlying detail comprising the outstanding balance as of the Closing Date. Purchaser shall, from and after the Closing through and including November 30, 1997, use its best efforts to collect the Receivables on behalf of Seller.

                  (b) (i) Payments received by Purchaser in connection with the Receivables shall be credited to the related Receivable as follows. If such payment or any accompanying documents specify the invoice or other item for which such payment is being made, such payment shall be applied in the accounting detail records to such invoice or other item. If such payment or any accompanying documents do not specify the invoice or other item for which such payment is being made, Purchaser shall make prompt inquiry of the customer, requesting such information. If Purchaser has not received the necessary information from the customer, within sixty (60) days of receipt of payment, then the applicable payment shall be credited in the accounting detail records to the oldest outstanding Receivable relating to that customer.

                           (ii) Notwithstanding the application of payments to
                  specified invoices or other items in the accounting detail records, payments from customers included in Receivables received by Purchaser shall be remitted to Seller until each such Receivable is fully collected. If, due to the receipt of cash from customers included in the Receivables by Seller, no additional amount is due to Seller from the customer making payment, then Seller shall immediately forward such payment to Purchaser. If either Purchaser or Seller receives payments of Receivables related to an insolvent account debtor, the payments will be deposited or remitted to the account of Seller to the extent that such amount was included in Receivables on the Closing Date and was not subsequently collected by or remitted to Seller provided that, in no event will Seller receive a higher percentage of the Receivables than the percentage of debt recoverable by such account debtor's creditors in general.

                           (iii) On a monthly basis, not later than the tenth
                  Business Day of each month, Purchaser will provide to Seller an aging of Receivables as of the end of the prior month with a recon-ciliation of cash applied and credits issued against the Receivables to cash remitted to Seller by Purchaser in respect of such Receivables, in the form of Schedule 5.7(b) hereto (the "AR RECONCILIATION").

                  (c) If Purchaser or Seller has received notice of a billing dispute with respect to a particular invoice, Purchaser will notify Seller or Seller will notify Purchaser, as the case may be, and payments shall be applied by Purchaser to such invoice in the manner set forth above only if the dispute is resolved on or before November 30, 1997. If the customer does not pay a particular invoice in full and if the customer has indicated to Purchaser or Seller that the shortfall is in respect of a warranty claim or other liability assumed by Purchaser hereunder (including, but not limited to, freight, cooperative advertising credits or discounts), then Purchaser shall make payment to Seller within five (5) Business Days in an amount equal to such shortfall, provided that, if the cumulative unremitted shortfall is less than $10,000, Purchaser may remit such amount on a monthly basis, not later than the fifth Business Day of the following month.

                  (d) Purchaser shall remit by wire transfer daily the aggregate amount of all cash, checks, drafts or other similar items of payment received by Purchaser as funds become available that are to be applied against the Receivables for the account of Seller to an account, whose account number has been provided to Purchaser by Seller. If the aggregate amount to be remitted to Seller on any day is less than $10,000, Purchaser may remit such amount on the next Business Day on which funds are required to be remitted to Seller. Purchaser shall not, without the prior consent of Seller, take any action that would adversely affect the ability of Seller, or Purchaser on behalf of Seller, to collect the Receivables, including, but not limited to, the granting of returns, markdowns, allowances or similar customer concessions which could result in a credit being asserted with respect to any of the Receivables. Purchaser's best efforts in the collection of the Receivables shall be the collection methods consistently applied in the Business for the collection of accounts receivable of the Business, consistent with past practice, but Purchaser shall not be required to institute suit or incur any extraordi-nary expenses in connection therewith. On or about December 1, 1997, Purchaser shall transfer to Parent any documentation relating to any Receivable uncollected, in whole or in part, as of that date.

                  (e) If any payment is received by Seller in respect of a Receivable, Seller shall immediately notify Purchaser thereof, and if
         (i) such payment is related to an account receivable of Purchaser rather than to a Receivable of Seller and (ii) all Receivables from such customer as of the Closing Date have been collected and remitted to Seller or if Seller has received notice of a dispute relating to the unpaid Receivables, then Seller shall immediately forward such payment to Purchaser in accordance with Purchaser's instructions. After November 30, 1997, Purchaser shall remit to Seller only such payments received that (i) are specifically identified by the customer as being a payment of a Receivable transferred to Seller pursuant to this Section 5.7(d) and (ii) had not previously been remitted to Seller.

                  (f) Within forty five (45) days after Purchaser transfers to Parent any documentation relating to any Receivable, Seller shall, at its option, review the application of payments and credits against such Receivable and provide a written notice to Purchaser setting forth for such Receivable the nature and amount of any difference (the "AR NOTICE"). Purchaser and Seller will have thirty (30) days to resolve the differences set forth in the AR Notice. If the differences are not resolved by the Purchaser and Seller within the thirty (30) day period, the AR Notice will be referred to the Referee for resolution. The Referee shall act as an arbitrator and shall issue its report resolving all differences set forth in the AR Notice within thirty (30) days after such dispute is referred to it. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Referee hereunder shall be borne equally by Seller and Purchaser. This provision for arbitration shall be specifically enforceable by the parties. The decision of the Referee in accordance with the provisions hereof shall be final and binding (absent manifest error) and there shall be no right of appeal therefrom.

                  5.8  Production of Witnesses and Individuals.

                  (a) From and after the Closing Date, Purchaser shall use reasonable efforts to make available to Seller, upon written request and upon reasonable notice, the employees of the Business for fact finding, consultation and interviews and, if required, as witnesses, in each case to the extent that any such person may reasonably be required in connection with any action, claim, suit, arbitration, subpoena, discovery request, proceeding or investigation in which Seller may from time to time be involved relating to the Business, Seller's Liabilities or the Excluded Assets. Unless required by Governmental Authority, no provided employee shall be required to travel or to spend more than two (2) Business Days on any one occasion in fulfilling Purchaser's obligations hereunder. Seller agrees to reimburse Purchaser for all reasonable out-of-pocket expenses (but not labor charges or salary payments) incurred by Purchaser in connection with providing employees pursuant to this Section 5.8.

                  (b) From and after the Closing Date, Parent and Seller shall use reasonable efforts to make available to Purchaser, upon written request and upon reasonable notice, the employees of Parent or Seller for fact finding, consultation and interviews and, if required, as witnesses to the extent that any such person may reasonably be required in connection with any action, claim, suit, arbitration, subpoena, discovery request, proceeding or investigation in which Purchaser may from time to time be involved relating to the Business, the Assumed Liabilities or the Purchased Assets. Unless required by a Governmental Authority, no provided employee shall be required to travel or spend more than two (2) Business Days on any one occasion in fulfilling Parent's and Seller's obligations hereunder. Purchaser agrees to reimburse Parent for all reasonable out-of-pocket expenses (but not labor charges or salary payments) incurred by Parent or Seller in connection with provided employees pursuant to this Section 5.8.

                  5.9 Environmental Matters. Purchaser shall provide Seller with notice of any Pre-Closing Environmental Condition which is a Seller's Liability pursuant to clause (b) of the definition of the term "Seller's Liability" in Section 1.1 of this Agreement within thirty (30) days of Purchaser's receipt of written notice of the facts giving rise to such environmental liability, or, in the case of third-party claims, Purchaser's receipt of written notice from a third party of a claim with respect to a Pre-Closing Environmental Condition. The failure of Purchaser to give notice shall not relieve Seller of its obligations with respect to such Pre-Closing Environmental Condition except to the extent Seller has been prejudiced by such failure.


                                   ARTICLE VI
                                INDEMNIFICATION

                  6.1 Survival. The representations and warran-ties of the parties in this Agreement or in any document delivered pursuant hereto shall survive the Closing until twelve (12) months after the Closing Date, provided, however, that such time limitation shall not apply to the representations and warranties set forth in (a) Section 3.6 hereof (such representations and warranties to survive forever),(b) Section 3.19 hereof (such representations and warranties to survive until the second anniversary of the Closing Date) or
(c) Section 3.17 hereof (such representations and warranties to survive for the period of the statute of limitations applicable thereto). After the end of the relevant survival period specified above, Seller's and Parent's obligations to Purchaser and its Affiliates under this Article VI with respect to such representations and warranties shall expire and terminate. Notwithstanding anything in this Agreement to the contrary, Purchaser's obligation to indemnify Seller against the Assumed Liabilities shall survive forever and the obligation of Seller and Parent to indemnify Purchaser against the Seller's Liabilities shall survive forever.

                  6.2 Indemnification by Parent and Seller. Parent and Seller jointly and severally agree to indemnify, defend and hold harmless each of the Purchaser and its Affiliates against any Losses relating to or arising out of:

                  (a) any breach of any representation or warranty made by Parent or Seller in this Agreement or any document delivered to Purchaser at the Closing pursuant to this Agreement, provided, however, that neither Parent nor Seller shall have any liability under this Section 6.2(a) with respect to breaches of such representations and warranties until the Losses arising out of such breaches equal or exceed $175,000 in the aggregate, at which point Purchaser shall be entitled to recover all Losses in excess of such $175,000, provided, further, that (i) the foregoing limitation shall not apply to Losses arising out of any breaches of the representations and war-ranties set forth at Sections 3.6, 3.17, and
         3.19 hereof, and (ii) Seller shall have no indemnification obligation pursuant to this Section 6.2(a) for aggregate Losses in excess of the Purchase Price, provided that the foregoing limitation shall not apply to Losses arising out of any breaches of the representations and warranties set forth at Sections 3.6, 3.17 and 3.19 hereof;

                  (b) any breach of any covenant made by Parent or Seller in this Agreement or any document delivered to Purchaser at the Closing pursuant to this Agreement;

                  (c) the bulk sales Laws of any jurisdiction applicable to the transactions contemplated herein, and any Laws of any jurisdiction imposing liability on Purchaser for Seller's Taxes, including the failure to comply with any such Laws;

                  (d) Seller's Liabilities, including any Remedial Action taken by Purchaser with respect to Pre-Closing Environmental Conditions; and

                  (e) any damage to any Purchased Assets relating to the removal of any Excluded Assets from the Real Property.

                  6.3 Indemnification by Purchaser. Purchaser agrees to indemnify, defend and hold harmless Parent and Seller and each of their respective Affiliates against any Losses relating to or arising out of:

                  (a) any breach of any representation or warranty made by Purchaser in this Agreement or any document delivered to Seller at the Closing pursuant to this Agreement, provided, however, that Purchaser shall have no liability under this Section 6.3(a) with respect to breaches of such representations and warranties until the Losses arising out of such breaches equal or exceed $175,000 in the aggregate, at which point Parent and Seller shall be entitled to recover all Losses in excess of such $175,000, provided, further, that Purchaser shall have no indemnification obligation pursuant to this Section 6.3(a) for aggregate Losses in excess of the Purchase Price;

                  (b) any breach of any covenant made by Purchaser in this Agreement or any document delivered to Seller at the Closing pursuant to this Agreement; and

                  (c) any Assumed Liability.

                  6.4 Claims. The provisions of this Section shall be subject to Section 6.5 below. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement (including a claim or suit by a third party) the indemnified Person shall promptly give notice to the indemnifying Person of such claim. The failure of the indemnified Person to give notice shall not relieve the indemnifying Person of its obligations under this Article VI except to the extent that the indemnifying Person shall have been prejudiced thereby. If the indemnifying Person does not object in writing to such indemnification claim within 60 calendar days of receiving notice thereof, the indemnified Person shall be entitled to recover from the indemnifying Person the amount of such claim, and no later objection by the indemnifying Person shall be permitted. If the indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the indemnifying Person shall promptly pay to the indemnified Person the lesser amount, without prejudice to the indemnified Person's claim for the difference. Upon receipt of an indemnification notice pursuant to this Section 6.4 of a claim requiring Remedial Action, the indemnifying party shall have the right to assume the management and control of such Remedial Action. All such management and control actions taken shall be subject to the reasonable approval of Purchaser. In addition, following the Closing, Purchaser agrees to give prompt notice to Seller of the assertion of any claim, or the commencement of any suit, action, proceeding, investigation or audit with respect to any Tax Return for any period or portion thereof ending on or before the Closing Date, and shall cooperate fully in any such action by furnishing or making available records, books of account or other materials or taking such other actions as may be necessary or helpful for the defense against the assertions of any taxing authority as to any consolidated, combined or separate Tax Return for such periods.

                  6.5 Third Party Claims; Assumption of Defense. The indemnifying Person may, at its own expense, (a) defend, contest or otherwise protect the indemnified party against any claim, suit, action or proceeding and
(b) upon notice to the indemnified Person, and the indemnifying Person's delivering to the indemnified Person a written agreement that the indemnified Person is entitled to indemnification pursuant to Section 6.2 or 6.3 above for all Losses arising out of such claim, suit, action or proceeding and that the indemnifying Person shall be liable for the entire amount of any Loss, may at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof and, in the event of a claim requiring Remedial Action, assume the management and control of such Remedial Action (any actions taken in the course of such management and control shall be subject to the reasonable approval of Purchaser); provided, however, that (i) the indemnifying Person's counsel is reasonably satisfactory to the indemnified Person, and (ii) the indemnifying Person shall thereafter consult with the indemnified Person upon the indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the indemnifying Person assumes such defense, the indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Person. If representation by the indemnifying Person's counsel of both the indemnifying Person and the indemnified Person would present such counsel with a conflict of interest, then such indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the indemnifying Person chooses to assume the defense of any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof. Any settlement or compromise made or caused to be made by the indemnified Person or the indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in this Section 6.5 shall also be binding upon the indemnifying Person or the indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. The indemnifying Person shall not be permitted to settle or compromise any claim, suit, action or proceeding without obtaining the prior written consent of the indemnified Person, which shall not be unreasonably withheld or delayed; provided, however, in the event that the settlement offer will result in the indemnified Person having no losses (monetary or otherwise) or continuing obligations with respect to the claim, suit, action or proceeding, the indemnifying Person shall be permitted to settle or compromise such claim, suit, action or proceeding without the prior written consent of the indemnified Person.


                                  ARTICLE VII
                                 MISCELLANEOUS

                  7.1 Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby. Purchaser shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed in connection with the transfer of the Purchased Assets, provided, that Seller shall promptly reimburse Purchaser for one-half of all such taxes and fees upon request therefor.

                  7.2 Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

                  7.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission or (c) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

                  (a)      If to Parent or Seller,
                             addressed as follows:

                           Meridian Sports Incorporated
                           625 Madison Avenue, 12th Floor
                           New York, New York  10022
                           Attention:  General Counsel
                           Facsimile No.:  (212) 572-5056

                           with a copy to:

                           Skadden Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, New York  10022
                           Attention:  Alan C. Myers, Esq.
                           Facsimile No.:  (212) 735-2000

                  (b)      If to Purchaser, addressed as follows:

                           Earth and Ocean Sports, Inc.
                           70 Airport Road
                           Hyannis, Massachusetts  02601
                           Attention:  General Counsel
                           Facsimile No.:  (508) 778-5622

                           with a copy to:

                           Testa, Hurwitz & Thibeault, LLP
                           High Street Tower
                           125 High Street
                           Boston, Massachusetts  02110
                           Attention:  Edwin Miller, Jr.
                           Facsimile No.:  (617) 248-7100

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

                  7.4 Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Parent or Seller made pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

                  7.5 Waivers. The failure of a party to require performance of any provision shall not affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing. No waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto, unless such breach or inaccuracy was waived in accordance with the second sentence of this Section 7.5.

                  7.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  7.7 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitations" respectively. If any representation or warranty is qualified by knowledge, the party making such representation or warranty hereby confirms that it has made a diligent inquiry into the matter addressed by the representation or warranty. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

                  7.8 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                  7.9 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  7.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement shall be deemed to confer rights upon any other Person.

                  7.11 Publicity. The parties shall cooperate on the form, content, timing and manner of any press release or releases issued in respect of this Agreement. Nothing in this Section shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such transactions.

                  7.12 Further Assurances. Upon the request of Purchaser, Parent and Seller will, on and after the Closing Date, execute and deliver to Purchaser such other documents, further releases, assignments and other instruments as may be required or deemed appropriate by Purchaser and Seller to effect or evidence transfer and assignment to Purchaser of all or any of the Purchased Assets and to otherwise carry out the purposes of this Agreement. At the request of Seller or Parent, the Purchaser will, on or after the Closing Date, execute and deliver such other documents, further releases, assignments and other instruments as may be required or deemed appropriate by Seller in order effectively to assume from Seller all of the Assumed Liabilities, to confirm Seller's right, title and interest in and to the Excluded Assets and to otherwise carry out the purposes of this Agreement. Seller hereby constitutes and appoints, effective as of the Closing Date, Purchaser and its successors and assigns (including Jackson National Life Insurance Company) as the true and lawful attorney of Seller with full power of substitution in the name of Purchaser or in the name of Seller, but for the benefit of Purchaser (i) to collect for the account of Purchaser any items of Purchased Assets, (ii) to execute and deliver, from time to time after the Closing Date, such documents and instruments as may be necessary to more effectively convey the Purchased Assets, or any of them, to

Purchaser or its assigns, and (iii) to institute and prosecute all proceedings which Purchaser may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Purchaser shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. To the extent requested in writing, Purchaser shall, at Seller's cost and expense, provide Seller with copies of records relating to the Purchased Assets related to the period prior to Closing.

                  7.13 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforce-able, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

                  7.14 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

                  7.15 Liability of Parent and Seller. Whenever this Agreement requires Seller or Parent to take any action, such requirement will be deemed to include an undertaking on the part of each of Parent and Seller. Parent and Seller shall be jointly and severally liable for all of the obligations to be performed by any of them under this Agreement and any representation or warranty made by any of them.

                  7.16 Allocation of Taxes. Real, personal and intangible property Taxes for any portion of a taxable year or period that begins before and ends after the Closing Date shall be apportioned between Seller and Purchaser in accordance with the principles set forth in Section 164(d) of the Code.

                  7.17 Forum. Purchaser, Seller and Parent agree that any suit, action or proceeding (a) brought by Seller or Parent in connection with or arising out of this Agreement shall be brought solely in the Federal Courts of the District of Delaware (or in the State Courts of New Castle County, Delaware, solely in the event that the Federal Courts lack subject matter juris-diction over such action, suit or proceeding), and (b) brought by Purchaser in connection with or arising out of this Agreement shall be brought solely in the Federal Courts of the District of Delaware (or in the State Courts of New Castle County, solely in the event that the Federal Courts lack subject matter jurisdiction over such action, suit or proceeding). Each of Purchaser, Seller and Parent consent to the jurisdiction of such Courts for any such suit, action or proceeding. Each of Purchaser, Seller and Parent irrevocably waives any defenses of lack of personal jurisdiction, improper venue or forum non conveniens as to any such action, suit or proceeding brought in the Courts specified in the preceding sentence. Each of Purchaser, Seller and Parent also irrevocably agrees that service of process in any such action, suit or proceeding shall be deemed good and effective if made in any manner (other than by mail) specified for delivery of written notice pursuant to Section 7.3 hereof.

                  7.18 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Purchaser may assign this Agreement or any of its rights hereunder to any of its direct or indirect wholly owned subsidiaries. In the event of such assignment, Purchaser shall be responsible for all obligations of such subsidiary and shall continue to be bound in all respects by the provisions hereof. Neither Seller nor Parent may assign this Agreement without the written consent of Purchaser. Purchaser may assign its rights and privileges under this Agreement to Jackson National Life Insurance Company or to any other Person providing financing to Purchaser in connection with the transactions contemplated in this Agreement. In the event of such assignment, Purchaser shall continue to be bound in all respects by the provisions hereof.

                  7.19  Entire Understanding.  This Agreement
sets forth the entire agreement and understanding of the parties hereto and supersedes any and all prior agree-ments, arrangements and understandings among the parties.

                                    * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


                                            EARTH AND OCEAN SPORTS, INC.



                                            By: /s/ Steven J. Roth
                                               -----------------------------
                                               Name: Steven J. Roth
                                               Title: Chairman


                                            O'BRIEN INTERNATIONAL, INC.



                                            By: /s/ Thomas E. Kohut
                                               -----------------------------
                                               Name: Thomas E. Kohut
                                               Title: Vice President


                                            MERIDIAN SPORTS INCORPORATED



                                            By: /s/ Thomas E. Kohut
                                               -----------------------------
                                               Name: /s/ Thomas E. Kohut
                                               Title: Vice President and
                                                        Controller